                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Del Webb Corporation Director Stock Plan, 1995 Director Stock Plan, 1998 Director Stock Plan, Executive Long-Term Incentive Plan, 1993 Executive Long-Term Incentive Plan, 1995 Executive Long-Term Incentive Plan, 1998 Executive Long-Term Inventive Plan, 2000 Executive Long-Term Incentive Plan and the Retirement Savings Plan for the Employees of Del Webb Corporation of our report dated January 22, 2001, with respect to the consolidated financial statements and schedule of Pulte Homes, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2000, filed with the Securities and Exchange Commission.

Detroit, Michigan                                    /s/ Ernst & Young LLP
July 27, 2001                                        ERNST & YOUNG LLP